Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amended Registration Statement on Form S-1 of our report dated January 7, 2013, relating to the financial statements of Triwest Trading (Canada) Ltd., which appears in such Amended Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/S/ KBH
Chartered Accountants

Edmonton, Alberta

November 19, 2014